Exhibit 10.4
Amendment to the
UST Inc. 2005 Long-Term Incentive Plan
            The UST Inc. 2005 Long-Term Incentive Plan (the “Plan”) is amended effective August 2, 2007, by deleting section 2(l) of the Plan in its entirety and inserting the following in lieu thereof:
           (l)  “Fair Market Value” on any date means the closing sales price per share of Common Stock as reported on the New York Stock Exchange Composite Transactions Listing for such date, or the immediately preceding trading day if such date was not a trading day, and, in the case of an ISO, means fair market value as determined by the Committee in accordance with Section 422 of the Code.